Exhibit 5.1
[LETTERHEAD OF BROOKS, PIERCE, MCLENDON, HUMPHREY & LEONARD, L.L.P., GREENSBORO, N.C.]
[FORM OF LEGAL OPINION]
November 14, 2007

NewBridge Bancorp
1501 Highwoods Boulevard, Suite 400
Greensboro, NC 27410

Re:	NewBridge Bancorp
Registration Statement on Form S-3
Ladies and Gentlemen:
          As counsel for NewBridge Bancorp, a North Carolina corporation (the “Registrant”), we furnish the following opinion in connection with the proposed issuance by the Registrant of up to 3,000,000 shares of common stock, par value $5.00 per share (“Common Stock”), to be issued under the NewBridge Bancorp Direct Stock Purchase Plan (“Plan”).
          These securities are the subject of the Registration Statement on Form S-3 to be filed by the Registrant with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), to which this opinion is to be attached as an exhibit.
          As counsel to the Registrant, we have examined originals or copies of its Articles of Incorporation and Bylaws, each as amended, its minute book, certain certificates and written statements of officers of the Registrant, certain certificates of public officials, the Plan and such other documents and records of the Registrant as we have deemed necessary for the purpose of giving the opinion hereinafter expressed. Based on such examinations, it is our opinion that the shares of Common Stock of the Registrant that are being registered pursuant to the Registration Statement may be legally issued upon Board approval, in accordance with the Registrant’s Articles of Incorporation and Bylaws, each as amended, and when so issued and duly delivered against payment therefor pursuant to the Plan, as described in the Registration Statement, such shares will be legally issued, fully paid and nonassessable.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Opinion” in the Prospectus that forms a part of the Registration Statement. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the 1933 Act or the regulations promulgated pursuant to the 1933 Act.
          This opinion is limited to the federal laws of the United States and the laws of the State of North Carolina, and no opinion is expressed as to the laws of any other jurisdiction.
          Our opinion is as of the date hereof, and we do not undertake to advise the Registrant of matters that might come to our attention subsequent to the date hereof that may affect our legal opinion expressed herein.

Sincerely yours,

BROOKS, PIERCE, MCLENDON,
HUMPHREY & LEONARD, L.L.P.

By:	/s/ Robert A. Singer

Robert A. Singer